Exhibit 30 (h) (2) (x)

Amendment No. 8 to Fund Participation Agreement

This Amendment No. 8 to Fund Participation Agreement (the “Amendment”) is dated November 20, 2020, and is entered into by and among Minnesota Life Insurance Company, a Minnesota insurance company (the “Company”), ALPS Variable Investment Trust, a Delaware Statutory Trust (the “Trust” or the “Fund,” and each series of the Trust, as applicable, a “Portfolio” and collectively, the “Portfolios”), ALPS Advisors, Inc. a Colorado corporation, (“AAI”), and ALPS Portfolio Solutions Distributor, Inc. (“APSD”), a Colorado corporation.

WHEREAS, the Company, the Trust, AAI, and APSD previously entered into a Fund Participation Agreement dated July 27, 2007, as amended (the “Agreement”); and

WHEREAS, the Company, the Trust, AAI, and APSD wish to amend Schedule D of the Agreement.

NOW THEREFORE, in consideration of the mutual covenants herein contained and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1. Schedule D of the Agreement is hereby deleted and replaced in its entirety with the new Schedule D attached hereto.

2. Except as specifically set forth herein, all other provisions of the Agreement shall remain in full force and effect. Any items not herein defined shall have the meaning given to them in the Agreement.

IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Amendment effective as of the date first written above.

MINNESOTA LIFE INSURANCE COMPANY		ALPS VARIABLE INVESTMENT TRUST

By:	/s/ Kristin Ferguson	By:	/s/ Kathryn Burns
Name:	Kristin Ferguson	Name:	Kathryn Burns
Title:	2nd VP & Actuary – CFO Ind Solutions	Title:	President

ALPS ADVISORS, INC.		ALPS PORTFOLIO SOLUTIONS DISTRIBUTOR, INC.

By:	/s/ Michael Sleightholme	By:	/s/ Bradley J. Swenson
Name:	Michael Sleightholme	Name:	Bradley J. Swenson
Title:	Authorized Representative	Title:	President, Director & Chief Operating Officer

PARTICIPATION AGREEMENT

SCHEDULE D

In consideration of the services performed pursuant to this Agreement and as set forth below the following fee/payment schedule shall apply.

All Designated Portfolios

Name of Portfolio	Share Class	12b-1 Fee	Service Fee	Total Eligible Fees
Morningstar Aggressive Growth ETF Asset Allocation Portfolio	Class I	None	None	None
	Class II	0.25%	None	0.25%
Morningstar Growth ETF Asset Allocation Portfolio	Class I	None	None	None
	Class II	0.25%	None	0.25%
Morningstar Balanced ETF Asset Allocation Portfolio	Class I	None	None	None
	Class II	0.25%	None	0.25%
Morningstar Income and Growth ETF Asset Allocation Portfolio	Class I	None	None	None
	Class II	0.25%	None	0.25%
Morningstar Conservative ETF Asset Allocation Portfolio	Class I	None	None	None
	Class II	0.25%	None	0.25%
ALPS | Alerian Energy Infrastructure Portfolio	Class I	None	0.15%	0.15%
	Class III	0.25%	0.25%	0.50%
ALPS | Red Rocks Global Opportunity Portfolio	Class I	None	0.15%	0.15%
	Class III	0.25%	0.25%	0.50%

In accordance with each Fund’s then current Prospectus, all fees, if any, shall be paid based on the average daily net asset value of outstanding shares held by shareholders receiving services described in the Agreement. Such payments shall be computed daily and paid monthly in arrears. The determination of average daily net assets shall be made at the close of each Business Day.

FOR THE MORINGSTAR PORTFOLIOS ONLY (Morningstar Aggressive Growth ETF Asset Allocation Portfolio, Morningstar Growth ETF Asset Allocation Portfolio, Morningstar Balanced ETF Asset Allocation Portfolio, Morningstar Income and Growth ETF Asset Allocation Portfolio and Morningstar Conservative ETF Asset Allocation Portfolio Only)

Revenue Sharing Will be Paid by Adviser at an Annual Rate of
0.225%

Such payments shall be computed daily and paid monthly in arrears. The determination of total assets attributable to shares of the Designated Portfolios held by the Accounts shall be made at the close of each Business Day. The foregoing revenue sharing payments will be made solely in connection with assets attributable to Shares of the Morningstar Aggressive Growth ETF Asset Allocation Portfolio, Morningstar Growth ETF Asset Allocation Portfolio, Morningstar Balanced ETF Asset Allocation Portfolio, Morningstar Income and Growth ETF Asset Allocation Portfolio and Morningstar Conservative ETF Asset Allocation Portfolio.